Exhibit (a)(1)(L)
ANALOG DEVICES NEDERLAND B.V.
AGREEMENT ON DUTCH TAX AND SOCIAL SECURITY
CONTRIBUTIONS
An employer-employee relationship is in effect between [NAME OF EMPLOYEE] (the “Employee”) and Analog Devices Nederland B.V. (the “Employer”).

The Employer’s parent company, Analog Devices, Inc. (“Company”), has offered Employee the right to participate in a stock option exchange program pursuant to the terms and conditions that are described in the Offer to Exchange Certain Stock Options for New Stock Options (the “Exchange”).

If Employee elects to participate in the Exchange, which is expected to expire on or about September 25, 2009 (the “Expiration Date of the Exchange”), Company will grant Employee a certain number of stock options for shares of Company common stock (the “Rights”) under the Analog Devices, Inc. 2006 Stock Incentive Plan on or about the first business day after the Expiration Date of the Exchange. The Rights are granted in exchange for previously granted stock options for shares of Analog Devices, Inc. common stock (the “Exchanged Options”).

On August 3, 2009, the Employer received confirmation from the Dutch Tax Authorities about the consequences of the Exchange for Dutch tax and social security purposes. The Dutch Tax Authorities confirmed that no Dutch taxes and/or social security contributions are due in connection with the Exchange provided that:

(i)	no loss and/or refund is claimed for Dutch wage and/or personal income tax purposes by Employee and/or the Employer with respect to the Exchanged Options that are surrendered pursuant to the Exchange;

(ii)	the full gain derived from exercising and/or disposing of the Rights to be granted under the Exchange constitutes taxable wages for both Dutch tax and social security purposes; and

(iii)	the Employer informs the competent inspector of the Dutch Tax Authorities about this agreement prior to the Expiration Date of the Exchange by sending him or her a copy of this agreement.

By signing this agreement, both the Employer and Employee unconditionally accept the terms and conditions of the Dutch Tax Authorities as described above.

Agreed in on , 2009.

[NAME OF EMPLOYEE]
[ADDRESS]
Social Security Number:

Analog Devices Nederland B.V.
Kevin P. Lanouette
LVN 007.842.363.